EXHIBIT 99.1

Matt Messinger BALLY TOTAL FITNESS (773) 864-6850 mmessinger@ballyfitness.com
Frank De Maria BRUNSWICK GROUP (212) 333-3810 fdemaria@brunswickgroup.com

BALLY TOTAL FITNESS REPORTS
FIRST QUARTER 2005 AND FIVE MONTHS ENDED MAY 31, 2005
OPERATING HIGHLIGHTS

SEEKS WAIVER EXTENSION FROM NOTEHOLDERS FOR UP TO 90
DAYS UNTIL OCTOBER 31, 2005 FOR DELAY IN FILING FINANCIAL
STATEMENTS

Operating Highlights:

  New joining members grew 8% during the five months ended May 31, 2005 over the same five months ended 2004.
  New memberships sold during the five-month period are 2% ahead of same period in the prior year.
  Free cash flow improved $17.2 million for the five months ended May 31, 2005 compared to the same five-month period in 2004.

CHICAGO, IL – July 13, 2005 - Bally Total Fitness Holding Corporation (NYSE: BFT) today announced selected operating data for the quarter ended March 31, 2005 and five months ended May 31, 2005. In addition, it also announced its intention to seek a 90-day extension of the existing waivers from its public noteholders until October 31, 2005. The original waivers, which relate to the Company’s delay in providing financial statements as required by indentures governing its outstanding notes, expire on July 31, 2005.

Commenting on the status of the restatement process, Paul Toback, Chairman and Chief Executive Officer stated, “During the past nine months, we have made substantial progress towards completing this audit despite having to replace several key finance executives, hiring a new CFO, Treasurer and Controller and dealing with many complex accounting issues, several of which were unearthed during the process. Now I believe that barring any unforeseen circumstances, we are close to completing this long process despite needing a little more time to do so.”

Mr. Toback added, “On the issue of the performance of the business, our business redesign through our Build Your Own Membership program, is in the early stages of implementation and we are introducing it into our major markets during the second half of this year. The preliminary indications are positive, including early demonstrations of an improvement in the retention of members during their first 30 days. Similarly, it appears as though, we are experiencing an increase in our average down payment in markets that have rolled out the Build Your Own Membership program, which is an indication of our customers’ ability and willingness to stay and pay.”

Consent for Extension of Waiver

Bally will not be able to provide its audited financial statements for 2002-2004 by July 31, 2005 and will seek an extension for up to 90 days of the waivers of reporting covenant defaults from holders of its 10-1/2% Senior Notes due 2011 and 9-7/8% Senior Subordinated Notes due 2007 under the indentures governing the notes. These defaults result from the Company’s previously announced failure to timely provide its financial statements for the second and third quarters and full year 2004 and the first quarter of 2005 with the Securities and Exchange Commission and deliver such financial statements to the trustee and holders of notes pursuant to the indentures. The original waivers, which were obtained in December 2004, expire on July 31, 2005.

If the waivers are not extended, the Company will be in default under its indentures after July 31, 2005. At any time thereafter, the obligations of the Company under its public notes could be accelerated after notice and the passage of cure periods under the indentures. Moreover, the Company’s credit facility provides for a cross-default 10 days after delivery of such notice under either indenture, which would give the Company’s lenders under the credit facility the right to accelerate the Company’s obligations thereunder.

As a result of the previously disclosed investigation conducted by the Company’s Audit Committee which found multiple errors in the Company’s past accounting, the Company decided to no longer rely on Ernst & Young LLP’s reports with respect to prior year audits and engaged KPMG LLP to audit the Company’s financial statements for 2002-2004.

Bally’s management has devoted a significant amount of their efforts and Company resources towards completing the multi-year audit. A key part of this effort has been bringing in new financial and accounting leadership. In recent months, the Company has appointed a new Chief Financial Officer, Treasurer, Controller and Assistant Controller. Given these parties’ limited tenure with Bally, the involvement of a new auditing firm and the complexity surrounding the accounting issues involved, including, among others, revenue recognition and the valuation of goodwill and other intangible assets relating to prior acquisitions, Bally does not expect to complete such audits by July 31, 2005. Resolution of all remaining audit issues is expected to be completed in order to make the necessary filings with the Securities and Exchange Commission, the trustee and the noteholders no later than October 31, 2005. The Company also expects a delay in filing its 10-Q report for the quarter ended June 30, 2005, which would also be covered by the waiver extension.

Operational Overview

In the first five months of 2005, Bally continued the transformation of its business according to the plan laid out several months ago. Month-to-month memberships, an add-on program for friends and family and a results guarantee have helped drive results in 2005. In the first quarter of 2005, new joining members increased 11% compared to the prior year period. For the five months ending May 31, 2005, new joining members rose 8% over the same period in the prior year. For the corresponding periods, new memberships (contracts which represent one or more members) increased 4% and 2%, respectively, over 2004. The total number of members at May 31, 2005 was up 1% over the same period in 2004.

The Company is beginning to roll out its new Build Your Own Membership program, which it expects will improve member retention and customer satisfaction when fully implemented.

Operating Data

The following operating data reflect membership sales and cash flow data. The following operating data has not been audited or reviewed by KPMG LLP and therefore is subject to change, which changes may be material individually or in the aggregate. Interim cash flow data and/or trends should not be considered indicative of data or trends to be expected for annual or other interim periods.

Three Months Ended March 31, 2005

The following table shows new joining members, new memberships sold and related data for the three months ended March 31, 2005 and 2004 (in thousands except monthly data):

Operating Data
Three months ended March 31,

2005	2004	% Change

New joining members	361	325	11%
Average committed monthly fee per member (dollars)	$36.43	$38.52	-5%
Average committed duration per member (in months)	27.7	30.0	-8%
New memberships	251	241	4%
Average committed monthly fee per membership (dollars)	$53.16	$52.83	1%
Average committed duration per membership (in months)	27.3	29.5	-7%
Gross committed membership fees:
Total Company	$364,257	$375,614	-3%
Same club	$336,529	$359,618	-6%
Members (end of period)	4,081	4,029	1%

Gross committed membership fees is an operating measure which includes potential future value of all initial membership fee revenue, dues revenue, earned finance charges and membership-related products and services revenue from new membership sales in a period. It is measured on a gross basis before consideration of any uncollectible amounts. A growing percentage of Bally memberships are pay-as-you-go memberships that only include one-month credit to gross committed membership fees. The Company tracks gross committed membership revenue as an indicator of its current sales activities.

The following table shows cash flow and selected balance sheet data for the three months ended March 31, 2005 and 2004 and as of March 31, 2005 and December 31, 2004 (in thousands):

Cash Flow Data
Three months ended March 31,

2005	2004

Cash provided by operating activites	$22,914	$13,313
Cash used in investing activities	(7,867)	(14,021)

Free cash flow (deficit)	$15,047	$(708)

Selected Balance Sheet Data
As of March 31, 2005	As of December 31, 2004

Cash and equivalents	$33,412	$19,516
Total debt	756,978	760,676

Net debt	$723,566	$741,160

Five Months Ended May 31, 2005

The following table shows new joining members, new membership sales and related data for the five months ended May 31, 2005 and 2004 (in thousands except monthly data):

Operating Data
Five months ended May 31,

2005	2004	% Change

New joining members	557	517	8%
Average committed monthly fee per member (dollars)	$36.15	$38.35	-6%
Average committed duration per member (in months)	27.4	29.8	-8%
New memberships	390	383	2%
Average committed monthly fee per membership (dollars)	$52.78	$52.84	0%
Average committed duration per membership (in months)	26.8	29.2	-8%
Gross committed membership fees:
Total Company	$551,680	$590,889	-7%
Same club	$510,968	$566,965	-10%
Members (end of period)	4,070	4,033	1%

The following table shows selected cash flow data for the five months ended May 31, 2005 and 2004 and balance sheet data as of May 31, 2005 (in thousands):

Cash Flow Data
Five months ended May 31,

2005	2004

Cash provided by operating activites	$17,873	$12,117
Cash used in investing activities	(11,563)	(23,051)

Free cash flow (deficit)	$6,310	$(10,934)

Selected Balance Sheet Data
As of May 31, 2005	As of December 31, 2004

Cash and equivalents	$24,704	$19,516
Total debt	757,152	760,676

Net debt	$732,448	$741,160

As of July 12, 2005, the Company had no borrowings outstanding but has issued approximately $9.8 million of letters of credit under the $100 million revolving credit portion of its $275 million credit facility.

Conference Call

Bally will be hosting a conference call on Wednesday, July 13, 2005, at 11:00 a.m. Central Time. In order to participate, please dial (800) 599-9829, international (617) 847-8703, at least 15 minutes before the start of the call and use ID Code “Bally Total Fitness”. The conference call can also be accessed through the Company’s web site at www.ballyfitness.com, where it will be available for replay through July 27, 2005.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM , Gorilla SportsSM, Pinnacle Fitness® , Bally Sports Clubs® and Sports Clubs of Canada® brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC and Department of Justice investigations, the review and restatement of previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements, including any further delays; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Bally’s 2004 financial statements and the completion of Bally’s financial statements for the first and second quarters of 2005, including the effect of this or any further delays; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; ability to satisfy the Household arbitration award; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in prior filings of the Company with the Securities and Exchange Commission.

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